Exhibit 23.6

2100 ROSS AVENUE SUITE 600 DALLAS, TEXAS 75201 PHONE (214) 754-7080 FAX (214)754-7092
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
As independent petroleum engineers, Haas Petroleum Engineering Services, Inc. hereby consents to all references to our firm included in or made a part of the EXCO Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2013 and further consents to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-159930, 333-156086, 333-132551, 333-146376, 333-177900 and 333-189262) and on Form S-3 (Nos. 333-169253, 333-192898 and 333-193660) of EXCO Resources, Inc. of information from our reserve report dated January 26, 2012 on the estimated oil and natural gas reserve quantities of EXCO Resources, Inc. and its consolidated subsidiaries presented as of December 31, 2011.

/s/ Roger L. Walker
Haas Petroleum Engineering Services, Inc.

Dallas, Texas
February 26, 2014